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KushCo Holdings, Inc.
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In connection with KushCo Holdings, Inc.’s (“KushCo”) proposed merger (the “Merger”) with Greenlane Holdings, Inc. (“Greenlane”), Nicholas Kovacevich, Chairman and Chief Executive Officer of KushCo and Stephen Christoffersen, CFO of KushCo, appeared in a video interview with Proactive on April 5, 2021. A transcript of the interview follows below.

KushCo CEO and CFO on Proposed Merger with Greenlane

CC: Hello and thanks so much for watching proactive New York. With me right now is Nick Kovacevich, CEO at KushCo Holdings. Alongside him is Stephen Christofferson, CFO. Good to see you both, how are you?

NK: Doing great

SC: Doing very well

CC: Big news was announced late last week. KushCo is merging with the NASDAQ listed company called Greenlane holdings, where KushCo will now become a subsidiary. Nick could you maybe start us off with talking us through why the firm agreed to this merger.

NK: Yeah well, the merger just makes a ton of sense, in all aspects. If you look at the financials you know, putting these two companies together, gives us significant size and scale. It also diversifies our business, not only in terms of the product that we offer, but also the customers that were going after. KushCo has traditionally been more of an enterprise play, dealing with businesses in the cannabis industry, whereas Greenlane has exposure directly to the consumers, buying CBD product from them, and even through e-commerce platforms like paper.com. So it just makes a lot of sense, and then of course for KushCo, it's been a goal to list on a major exchange such as NASDAQ, so upon closing this deal KushCo shares will then move to be listed on the exchange under the symbol GNLN.

CC: Alright thanks very much Nick, Stephen now turning to you, the KushCo press release stated that KushCo shareholders received a 6.3% premium on this deal. Can you talk more about how the exchange ratio was calculated?

SC: Absolutely, so the premium was calculated based off of a 20-day VWAP, and so with that stands for; volume, weighted, average, price. So when you're going through these negotiations, you know obviously they take some time, and so way to smooth out the share prices for both companies is to take it off of an average share price, over a period of time, and so that's why we used a 20-day VWAP. So the exchange ratio itself, was calculated using what's called the Treasury stock method, and so that is, if you take all of the shares outstanding, plus in the money options, for both companies, and then you come up with the share split based off of the market cap. So the total number of shares outstanding, times that market price. So for us you know, we, this was an approximately 49.9% split, 50.1% split for KushCo and Greenlane shareholders, and so a good way to track, you know what the call it, implied share price of KushCo should be, is really to look at the green line share price and take that number and multiply it times .2546 and that's really where KushCo should be. That's the price per share that the KushCo shareholders will receive if the transaction were to close today.

CC: So now Nick, back to you. Can you talk through how the market reacted to this deal and what is now the market cap of the of the combined companies based on this announcement?

NK: Yeah so in our opinion, the market reacted very positively, and we certainly received a lot of inbound messages, congratulatory messages and otherwise. We also announced via press release that the combined market caps were around 350 million at time of announcement, and we closed the trading week approaching almost 500 million dollars in terms of combined market caps. So certainly that's an indication that this was received positively. We also know, our announcement coincided with the legalization of New York. So just a lot of positive macro things happening, and I think that's a further rationale for this deal is positions us as one of the largest companies in the sector, that is you know now going to be listed on a major exchange, at a time where the industry is set to further consolidate behind the tailwinds of new states coming online, and potential federal legalization. So we're preparing our company to have the size strength and infrastructure required, to support the largest cannabis operators as they continue to scale, and to also be able to get our products out globally to consumers around the world.

CC: Yeah, so you mentioned your peers. Can you describe how this merger does best position yourself against some of your ancillary peers, like Grow Generation and maybe Hydrofarm?

NK: Yeah you know look, KushCo is unfortunately been listed on the OTC and we've seen other companies like Grow Generation and Hydrofarm be able to list on NASDAQ and really expand their sales, multiple, that they're getting in terms of market cap valuation. So we're optimistic that we can accomplish the same goal via this merger, putting these two companies together certainly from a revenue standpoint, we’re as large as any of the other ancillary companies, roughly. And we know that you know our business is extremely attractive to investors, because of the fact that KushCo services the leading multi state operators. These are companies that are absolutely crushing it here in the US, their business is growing tremendously, but they still cannot list on a major Stock Exchange. So if you're an investor, an institutional investor and you want to find a way to play the US cannabis industry, well KushCo slash Greenlane could certainly be that proxy, given that were directly tied to these large multistate cannabis operators, and our growth will be somewhat linked to their growth. But because for an ancillary company we don't touch the plant, were able to be listed on NASDAQ. So I think that presents a very compelling opportunity and hopefully something that will be able to expand our, our revenue to market cap ratio, which you know is something that again is, is much lower than what we're seeing from peers that are currently listed on the exchange.

CC: Well we will look to follow this deal very closely. Nick, Stephen thanks so much for the time today.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which KushCo and Greenlane operate, management’s beliefs, assumptions made by management and the transactions described in this communication. While KushCo’s and Greenlane’s management believe the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummation the Merger due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed Merger disrupts current plans and operations of KushCo and/or Greenlane; (5) the ability to recognize the anticipated benefits of the Merger; and (6) the amount of the costs, fees, expenses and charges related to the Merger; and the other risks and important factors contained and identified in KushCo’s and Greenlane’s filings with the SEC, such as their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, any of which could cause actual results to differ materially from the forward-looking statements in this communication.
Important Information for Investors and Stockholders

In connection with the proposed Merger, Greenlane expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Greenlane and KushCo that also constitutes a prospectus of Greenlane, which joint proxy statement will be mailed or otherwise disseminated to Greenlane’s and KushCo’s respective stockholders when it becomes available. Greenlane and KushCo also plan to file other relevant documents with the SEC regarding the proposed Merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Greenlane and KushCo with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their respective websites at www.gnln.com and www.kushco.com.

Participants in Solicitation

This communication relates to the proposed Merger between Greenlane and KushCo. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential Merger. Greenlane, KushCo and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed Merger. Information about the directors and executive officers of Greenlane is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 24, 2020. Information about the directors and executive officers of KushCo is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on December 28, 2020. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.